Coca-Cola Reports Second Quarter 2020 Results;
Provides Update on Strategic Actions in Rapidly Evolving Business Climate

Global Unit Case Volume Declined 16%

Net Revenues Declined 28%;
Organic Revenues (Non-GAAP) Declined 26%

Operating Income Declined 34%; Comparable Currency
Neutral Operating Income (Non-GAAP) Declined 25%

Operating Margin Was 27.7% Versus 29.9% in the Prior Year;
Comparable Operating Margin (Non-GAAP) Was 30.0% Versus 30.3% in the Prior Year

EPS Declined 32% to $0.41; Comparable EPS (Non-GAAP) Declined 33% to $0.42

ATLANTA, July 21, 2020 – The Coca-Cola Company today reported second quarter 2020 results and provided an update on strategic actions that are positioning the system to emerge stronger from the ongoing coronavirus pandemic. The Coca-Cola system remained agile in the second quarter, with a focus on maintaining a safe environment for employees while also providing necessary products and services to consumers, customers and communities during this unprecedented time.

"I'm proud of the people of the Coca-Cola system as we continue to adjust and accelerate our strategies in this fast-changing landscape," said James Quincey, chairman and CEO of The Coca-Cola Company. "We believe the second quarter will prove to be the most challenging of the year; however, we still have work to do as we drive our pursuit of 'Beverages for Life' and meet evolving consumer needs."

Highlights

Quarterly Performance
•Revenues: Net revenues declined 28% to $7.2 billion. Organic revenues (non-GAAP) declined 26%. Revenue performance included a 22% decline in concentrate sales and a 4% decline in price/mix. The revenue declines were primarily driven by pressure in away-from-home channels, which represent approximately half of the company’s revenues.
•Margin: Operating margin, which included items impacting comparability, was 27.7% versus 29.9% in the prior year, while comparable operating margin (non-GAAP) was 30.0% versus 30.3% in the prior year. Operating margin contraction was primarily driven by top-line pressure and currency headwinds, partially offset by effective cost management.

•Earnings per share: EPS declined 32% to $0.41, and comparable EPS (non-GAAP) declined 33% to $0.42.
•Market share: The company lost value share in total nonalcoholic ready-to-drink (NARTD) beverages as an underlying share gain was more than offset by negative channel mix due to pressure in away-from-home channels, where the company has a strong share position.
•Cash flow: Year-to-date cash from operations was $2.8 billion, down 38%. Free cash flow (non-GAAP) was $2.3 billion, down 40%.

Business Environment and Strategic Actions Update
Since the company's last earnings update in April, global unit case volume trends have improved sequentially, from a decline of approximately 25% in April to a decline of approximately 10% in June. Unit case volume for July month-to-date was down mid single digits globally. Performance has been driven by improving trends in away-from-home channels, along with sustained, elevated sales in at-home channels.

The improvement in away-from-home trends during the quarter closely correlated with the easing of lockdowns, and the company expects this correlation to continue in the second half of 2020. While the company believes the second quarter will be the most severely impacted quarter of the year, given the ongoing uncertainty surrounding the coronavirus pandemic and levels of lockdown, the ultimate impact on full year 2020 results is unknown. The company's balance sheet remains strong, and the company is confident in its liquidity position as it continues to navigate through the crisis.

Despite the high degree of uncertainty, the company is committed to emerging stronger by gaining share and consumers, maintaining strong system economics, strengthening its reputation with stakeholders and positioning the organization to win in the new reality.

The company is accelerating its strategy to accomplish these goals. This includes focusing investments against a defined growth portfolio by prioritizing brands best positioned for consumer reach and share advantage. The company will also streamline the innovation pipeline against initiatives that are scalable regionally or globally as well as maintain a disciplined approach to local experimentation in order to further strengthen the company's leader, challenger and explorer framework. The portfolio will be supported by a refreshed marketing approach, with a step-change in marketing investment effectiveness and efficiency. The company will also lead the Coca-Cola system in driving system-wide efficiencies to support these investments, and will invest in new capabilities to capitalize on emerging, lasting shifts in consumer behaviors.

Company Updates
•Refresh the world, make a difference: In the midst of unprecedented challenges, the company remains grounded in its purpose. For example, The Coca-Cola Foundation has partnered with the world’s largest humanitarian network, the International Red Cross and Red Crescent Movement, to help provide hospitals with critical medical equipment and supplies; to support community relief programs; and to fund public coronavirus education and awareness campaigns. The partnership has supported programs in more than 60 countries, reaching an estimated 7.5 million people impacted by the pandemic.
•Driving relevance with loved brands: In the first original ad during the pandemic for brand Coca-Cola, the company celebrates the rediscovered joy in sharing a meal with loved ones. "The Great Meal" features 13 real households in eight countries preparing and sharing home-cooked meals over an ice-cold Coca-Cola, bringing to life the comfort and authenticity of the brand's connection to food. "The Great Meal" kicks off a global campaign for brand Coca-Cola, "Together Tastes Better," which is rolling out this month. This modular, digital-first campaign was created for Coca-Cola teams around the world to tailor and localize for their markets and platforms. "Together Tastes Better" is the latest example of how the company is leveraging marketing investments for the highest impact and largest reach.
•Innovating quickly to address consumer needs: The company recently announced plans to roll out a new pouring option to meet consumer needs with its latest Coca-Cola Freestyle technology innovation – contactless, mobile pouring using a smartphone. As the coronavirus pandemic continues to reshape consumer behaviors, the contactless Coca-Cola Freestyle solution allows consumers to choose and pour drinks in just a few seconds, without creating an account or downloading an app. The mobile experience is rolling out to Coca-Cola Freestyle dispensers across the United States by the end of the year.
•Addressing social justice concerns: The company is taking a multi-faceted approach to social justice, focusing on listening, leading, investing and advocating. This includes meeting with stakeholders, employees and other business leaders. The company has paused social media activity for July to review policies, including its own, and to hold partners to a higher level of accountability and transparency. The company has committed to spend an incremental $500 million with Black-owned suppliers over the next five years in the United States. In support of social justice, The Coca-Cola Foundation has contributed $4 million to several initiatives and, to date, the company has contributed an additional $1.3 million through brands Coca-Cola and Sprite.

Operating Review – Three Months Ended June 26, 2020
Revenues and Volume

Percent Change	Concentrate Sales[1]	Price/Mix	Currency Impact	Acquisitions, Divestitures and Structural Changes, Net	Reported Net Revenues	Organic Revenues[2]	Unit Case Volume
Consolidated	(22)	(4)	(3)	0	(28)	(26)	(16)
Europe, Middle East & Africa	(26)	(9)	(3)	0	(37)	(35)	(17)
Latin America	(18)	5	(11)	0	(25)	(13)	(9)
North America	(18)	0	0	1	(16)	(18)	(16)
Asia Pacific	(21)	(1)	(1)	0	(23)	(22)	(18)
Global Ventures[3]	(34)	(17)	(2)	0	(53)	(52)	(31)
Bottling Investments	(33)	3	(5)	(3)	(38)	(30)	(36)
Operating Income and EPS

Percent Change	Reported Operating Income	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral[2]
Consolidated	(34)	(5)	(4)	(25)
Europe, Middle East & Africa	(31)	0	(4)	(27)
Latin America	(14)	(2)	(18)	6
North America	(31)	(11)	0	(21)
Asia Pacific	(11)	0	(2)	(9)
Global Ventures	—[4]	—	—	—
Bottling Investments	(89)	(12)	21	(98)

Percent Change	Reported EPS	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral[2]
Consolidated EPS	(32)	1	(5)	(28)

Note: Certain rows may not add due to rounding.
1 For Bottling Investments, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume computed based on total sales (rather than average daily sales) in each of the corresponding periods after considering the impact of structural changes.
2 Organic revenues, comparable currency neutral operating income and comparable currency neutral EPS are non-GAAP financial measures. Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures section.
3 Due to the combination of multiple business models in the Global Ventures segment, the composition of concentrate sales and price/mix may fluctuate materially on a periodic basis. Therefore, the company places greater focus on revenue growth as the best indicator of underlying performance of the segment.
4 Reported operating loss for Global Ventures for the three months ended June 26, 2020 was $102 million. Reported operating income for Global Ventures for the three months ended June 28, 2019 was $73 million. Therefore, the percent change is not meaningful.

In addition to the data in the preceding tables, second quarter operating results included the following:

Consolidated
•Price/mix declined 4% for the quarter driven by negative channel and package mix due to the impact of the coronavirus. Price/mix was also impacted by negative segment mix from Global Ventures and Bottling Investments. Concentrate sales were 6 points behind unit case volume due to cycling the timing of shipments from the prior year along with rationalization of stock levels after safety stock building in the first quarter of the year. Year-to-date concentrate sales were 3 points behind unit case volume, impacted by one less day and cycling the timing of certain shipments from the prior year related to the Brexit bottler inventory build.

•Unit case volume declined 16%, as all operating groups experienced coronavirus-related pressure, particularly in away-from-home channels. Category cluster performance was as follows:
◦Sparkling soft drinks declined 12%, led by a decline in India, Western Europe and the fountain business in North America due to pressure in away-from-home channels. Trademark Coca-Cola declined 7%. Coca-Cola® Zero Sugar declined 4% in the quarter while growing 2% year to date.
◦Juice, dairy and plant-based beverages declined 20%, driven by pressure in the Asia Pacific and Europe, Middle East & Africa operating groups.
◦Water, enhanced water and sports drinks declined 24%, led by Asia Pacific, primarily due to a decline in lower margin water brands.
◦Tea and coffee declined 31%, driven by the impact of the temporary closures of nearly all of the Costa retail stores in Western Europe.
•Operating income declined 34%, which included a headwind from items impacting comparability in addition to currency headwinds. Comparable currency neutral operating income (non-GAAP) declined 25%, driven by top-line pressure due to the coronavirus pandemic, partially offset by effective cost management across operating groups along with timing of expenses.

Europe, Middle East & Africa
•Price/mix declined 9% for the quarter driven by negative channel and package mix in Europe. Price/mix was also impacted by negative geographic mix due to better performance in emerging and developing markets versus developed markets. Concentrate sales ran 9 points behind unit case volume, largely due to cycling the timing of shipments from the prior year along with rationalization of stock levels after safety stock building in the first quarter.
•Unit case volume declined 17%, primarily related to lockdown restrictions across the majority of markets.
•Operating income declined 31%, impacted by a 4-point currency headwind. Comparable currency neutral operating income (non-GAAP) was down 27% driven by top-line pressure due to the coronavirus, partially offset by effective cost management along with timing of expenses.
•The company lost value share in total NARTD beverages largely driven by negative channel mix due to pressure in away-from-home channels, where the company has a strong share position.

Latin America
•Price/mix grew 5%, led by price realization and package initiatives in Mexico. Concentrate sales trailed unit case volume by 9 points, largely due to cycling the timing of shipments from the prior year along with rationalization of stock levels after safety stock building in the first quarter.
•Unit case volume declined 9% led by declines in Argentina, Mexico and Brazil primarily due to the impact of the coronavirus.
•Operating income declined 14%, which included a headwind from items impacting comparability and an 18-point currency headwind. Comparable currency neutral operating income (non-GAAP) grew 6%, primarily due to effective cost management across all business units along with timing of expenses.
•The company gained value share in total NARTD beverages, driven by share gains in sparkling soft drinks, the juice, dairy and plant-based beverages category cluster in addition to the water, enhanced water and sports drinks category cluster.

North America
•Price/mix was even for the quarter as solid growth in the juice and dairy finished goods businesses was entirely offset by pressure in the fountain business and away-from-home channels.
•Unit case volume declined 16%, largely driven by pressure in the fountain business and away-from-home channels. The decline was partially offset by solid growth in fairlife® and Simply®.
•Operating income declined 31%, which included a headwind from items impacting comparability. Comparable currency neutral operating income (non-GAAP) declined 21% driven by top-line pressure due to the coronavirus.
•The company lost value share in total NARTD beverages due to coronavirus-related lockdown restrictions in away-from-home channels, where the company has a strong share position.

Asia Pacific
•Price/mix declined 1% due to negative channel mix in key markets, partially offset by positive geographic mix. Concentrate sales ran 3 points behind unit case volume, largely due to rationalization of stock levels after safety stock building in the first quarter.
•Unit case volume declined 18%, primarily due to strict lockdowns in India to help prevent the spread of the coronavirus. The unit case volume decline was partially offset by positive performance in China.
•Operating income declined 11%, impacted by a 2-point currency headwind. Comparable currency neutral operating income (non-GAAP) declined 9%, driven by top-line pressure due to the coronavirus across most markets, partially offset by effective cost management.
•The company gained value share in total NARTD beverages, driven by a solid share gain in sparkling soft drinks.

Global Ventures
•Net revenues declined 53%, impacted by a 2-point currency headwind. Organic revenues (non-GAAP) declined 52%. The revenue declines were primarily driven by the impact of the temporary closures of nearly all of the Costa retail stores in Western Europe.
•The operating loss was primarily driven by the impact of the temporary closures of nearly all of the Costa retail stores in Western Europe.

Bottling Investments
•Price/mix grew 3% for the quarter due to trade promotion optimization in most markets as well as positive geographic mix.
•Unit case volume declined 36% driven by India and South Africa due to the impact of the coronavirus.
•Operating income declined 89%, which included a headwind from items impacting comparability and a 21-point currency tailwind. Comparable currency neutral operating income (non-GAAP) declined 98%, driven by top-line pressure in India and South Africa due to the coronavirus.

Operating Review – Six Months Ended June 26, 2020
Revenues and Volume

Percent Change	Concentrate Sales[1]	Price/Mix	Currency Impact	Acquisitions, Divestitures and Structural Changes, Net	Reported Net Revenues	Organic Revenues[2]	Unit Case Volume
Consolidated	(12)	(2)	(2)	0	(16)	(14)	(9)
Europe, Middle East & Africa	(15)	(4)	(3)	1	(21)	(19)	(10)
Latin America	(7)	7	(11)	0	(11)	(1)	(5)
North America	(8)	1	0	2	(6)	(8)	(7)
Asia Pacific	(13)	(2)	(1)	1	(15)	(15)	(13)
Global Ventures[3]	(20)	(8)	(1)	0	(29)	(28)	(17)
Bottling Investments	(19)	1	(3)	(2)	(24)	(19)	(22)
Operating Income and EPS

Percent Change	Reported Operating Income	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral[2]
Consolidated	(20)	(7)	(4)	(8)
Europe, Middle East & Africa	(17)	0	(4)	(13)
Latin America	(4)	(1)	(16)	13
North America	(32)	(23)	0	(10)
Asia Pacific	(9)	0	(1)	(7)
Global Ventures	—[4]	—	—	—
Bottling Investments	(66)	(53)	26	(39)

Percent Change	Reported EPS	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral[2]
Consolidated EPS	6	22	(4)	(12)

Note: Certain rows may not add due to rounding.
1 For Bottling Investments, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume computed based on total sales (rather than average daily sales) in each of the corresponding periods after considering the impact of structural changes.
2 Organic revenues, comparable currency neutral operating income and comparable currency neutral EPS are non-GAAP financial measures. Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures section.
3 Due to the combination of multiple business models in the Global Ventures segment, the composition of concentrate sales and price/mix may fluctuate materially on a periodic basis. Therefore, the company places greater focus on revenue growth as the best indicator of underlying performance of the segment.
4 Reported operating loss for Global Ventures for the six months ended June 26, 2020 was $83 million. Reported operating income for Global Ventures for the six months ended June 28, 2019 was $139 million. Therefore, the percent change is not meaningful.

Outlook
Full Year 2020 Considerations
As the coronavirus pandemic continues to evolve, there is uncertainty around its ultimate impact; therefore, the company's full year financial and operating results cannot be reasonably estimated at this time.

For comparable net revenues (non-GAAP), the company expects a 3% to 4% currency headwind based on the current rates and including the impact of hedged positions.

For comparable operating income (non-GAAP), the company expects a high single-digit currency headwind based on the current rates and including the impact of hedged positions.

The company’s underlying effective tax rate (non-GAAP) is estimated to be 19.5%.

Third Quarter 2020 Considerations
Comparable net revenues (non-GAAP) are expected to include a 3% to 4% currency headwind based on the current rates and including the impact of hedged positions.

Comparable operating income (non-GAAP) is expected to include a 7% to 8% currency headwind based on the current rates and including the impact of hedged positions.

Notes
•All references to growth rate percentages and share compare the results of the period to those of the prior year comparable period.
•All references to volume and volume percentage changes indicate unit case volume, unless otherwise noted. All volume percentage changes are computed based on average daily sales, unless otherwise noted. "Unit case" means a unit of measurement equal to 192 U.S. fluid ounces of finished beverage (24 eight-ounce servings), with the exception of unit case equivalents for Costa non-ready-to-drink beverage products which are primarily measured in number of transactions. "Unit case volume" means the number of unit cases (or unit case equivalents) of company beverages directly or indirectly sold by the company and its bottling partners to customers or consumers.
•"Concentrate sales" represents the amount of concentrates, syrups, beverage bases, source waters and powders/minerals (in all instances expressed in equivalent unit cases) sold by, or used in finished beverages sold by, the company to its bottling partners or other customers. For Costa non-ready-to-drink beverage products, "concentrate sales" represents the amount of coffee beans and finished beverages (in all instances expressed in equivalent unit cases) sold by the company to customers or consumers. In the reconciliation of reported net revenues, "concentrate sales" represents the percent change in net revenues attributable to the increase (decrease) in concentrate sales volume for the geographic operating segments and the Global Ventures operating segment after considering the impact of structural changes. For the Bottling Investments operating segment, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume computed based on total sales (rather than average daily sales) in each of the corresponding periods after considering the impact of structural changes. The Bottling Investments operating segment reflects unit case volume growth for consolidated bottlers only.
•"Price/mix" represents the change in net operating revenues caused by factors such as price changes, the mix of products and packages sold, and the mix of channels and geographic territories where the sales occurred.
•First quarter 2020 financial results were impacted by one less day as compared to the same period in 2019, and fourth quarter 2020 financial results will be impacted by two additional days as compared to the same period in 2019. Unit case volume results for the quarters are not impacted by the variances in days due to the average daily sales computation referenced above.

Conference Call
The company is hosting a conference call with investors and analysts to discuss second quarter 2020 operating results today, July 21, 2020, at 8:30 a.m. ET. The company invites participants to listen to a live webcast of the conference call on the company’s website, http://www.coca-colacompany.com, in the "Investors" section. An audio replay in downloadable digital format and a transcript of the call will be available on the website within 24 hours following the call. Further, the "Investors" section of the website includes certain supplemental information and a reconciliation of non-GAAP financial measures to the company’s results as reported under GAAP, which may be used during the call when discussing financial results.
Contacts:
Investors and Analysts: Tim Leveridge, koinvestorrelations@coca-cola.com
Media: Scott Leith, sleith@coca-cola.com

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(UNAUDITED)
(In millions except per share data)

	Three Months Ended
	June 26, 2020	June 28, 2019	% Change
Net Operating Revenues	$7,150	$9,997	(28)
Cost of goods sold	3,013	3,921	(23)
Gross Profit	4,137	6,076	(32)
Selling, general and administrative expenses	1,983	2,996	(34)
Other operating charges	173	92	87
Operating Income	1,981	2,988	(34)
Interest income	100	142	(29)
Interest expense	274	236	16
Equity income (loss) — net	176	329	(46)
Other income (loss) — net	214	(174)	—
Income Before Income Taxes	2,197	3,049	(28)
Income taxes	438	421	4
Consolidated Net Income	1,759	2,628	(33)
Less: Net income (loss) attributable to noncontrolling interests	(20)	21	—
Net Income Attributable to Shareowners of The Coca-Cola Company	$1,779	$2,607	(32)
Basic Net Income Per Share[1]	$0.41	$0.61	(32)
Diluted Net Income Per Share[1]	$0.41	$0.61	(32)
Average Shares Outstanding	4,295	4,269	1
Effect of dilutive securities	21	36	(42)
Average Shares Outstanding Assuming Dilution	4,316	4,305	0
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 Calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(UNAUDITED)
(In millions except per share data)

	Six Months Ended
	June 26, 2020	June 28, 2019	% Change
Net Operating Revenues	$15,751	$18,691	(16)
Cost of goods sold	6,384	7,286	(12)
Gross Profit	9,367	11,405	(18)
Selling, general and administrative expenses	4,631	5,763	(20)
Other operating charges	375	219	71
Operating Income	4,361	5,423	(20)
Interest income	212	275	(23)
Interest expense	467	481	(3)
Equity income (loss) — net	343	462	(26)
Other income (loss) — net	758	(405)	—
Income Before Income Taxes	5,207	5,274	(1)
Income taxes	653	943	(31)
Consolidated Net Income	4,554	4,331	5
Less: Net income (loss) attributable to noncontrolling interests	—	46	(100)
Net Income Attributable to Shareowners of The Coca-Cola Company	$4,554	$4,285	6
Basic Net Income Per Share[1]	$1.06	$1.00	6
Diluted Net Income Per Share[1]	$1.05	$1.00	6
Average Shares Outstanding	4,292	4,270	1
Effect of dilutive securities	29	35	(18)
Average Shares Outstanding Assuming Dilution	4,321	4,305	0
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 Calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(UNAUDITED)
(In millions except par value)

	June 26, 2020	December 31, 2019
ASSETS
Current Assets
Cash and cash equivalents	$10,037	$6,480
Short-term investments	7,551	1,467
Total Cash, Cash Equivalents and Short-Term Investments	17,588	7,947
Marketable securities	2,228	3,228
Trade accounts receivable, less allowances of $549 and $524, respectively	3,849	3,971
Inventories	3,501	3,379
Prepaid expenses and other assets	2,205	1,886
Total Current Assets	29,371	20,411
Equity method investments	18,189	19,025
Other investments	746	854
Other assets	5,875	6,075
Deferred income tax assets	2,366	2,412
Property, plant and equipment — net	10,695	10,838
Trademarks with indefinite lives	10,172	9,266
Bottlers' franchise rights with indefinite lives	103	109
Goodwill	16,617	16,764
Other intangible assets	555	627
Total Assets	$94,689	$86,381
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued expenses	$11,668	$11,312
Loans and notes payable	9,423	10,994
Current maturities of long-term debt	5,181	4,253
Accrued income taxes	576	414
Total Current Liabilities	26,848	26,973
Long-term debt	37,729	27,516
Other liabilities	8,954	8,510
Deferred income tax liabilities	1,969	2,284
The Coca-Cola Company Shareowners' Equity
Common stock, $0.25 par value; authorized — 11,200 shares; issued — 7,040 shares	1,760	1,760
Capital surplus	17,367	17,154
Reinvested earnings	66,888	65,855
Accumulated other comprehensive income (loss)	(16,460)	(13,544)
Treasury stock, at cost — 2,745 and 2,760 shares, respectively	(52,071)	(52,244)
Equity Attributable to Shareowners of The Coca-Cola Company	17,484	18,981
Equity attributable to noncontrolling interests	1,705	2,117
Total Equity	19,189	21,098
Total Liabilities and Equity	$94,689	$86,381

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(UNAUDITED)
(In millions)

	Six Months Ended
	June 26, 2020	June 28, 2019
Operating Activities
Consolidated net income	$4,554	$4,331
Depreciation and amortization	748	602
Stock-based compensation expense	36	88
Deferred income taxes	(39)	(163)
Equity (income) loss — net of dividends	(212)	(254)
Foreign currency adjustments	(67)	37
Significant (gains) losses — net	(901)	247
Other operating charges	341	93
Other items	52	180
Net change in operating assets and liabilities	(1,726)	(660)
Net Cash Provided by Operating Activities	2,786	4,501
Investing Activities
Purchases of investments	(8,294)	(2,935)
Proceeds from disposals of investments	2,649	3,395
Acquisitions of businesses, equity method investments and nonmarketable securities	(984)	(5,353)
Proceeds from disposals of businesses, equity method investments and nonmarketable securities	46	265
Purchases of property, plant and equipment	(536)	(767)
Proceeds from disposals of property, plant and equipment	112	43
Other investing activities	40	(10)
Net Cash Provided by (Used in) Investing Activities	(6,967)	(5,362)
Financing Activities
Issuances of debt	19,775	14,518
Payments of debt	(10,304)	(14,278)
Issuances of stock	444	602
Purchases of stock for treasury	(93)	(689)
Dividends	(1,761)	(1,709)
Other financing activities	(16)	124
Net Cash Provided by (Used in) Financing Activities	8,045	(1,432)
Effect of Exchange Rate Changes on Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents	(172)	2
Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents
Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents during the period	3,692	(2,291)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	6,737	9,318
Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents at End of Period	10,429	7,027
Less: Restricted cash and restricted cash equivalents at end of period	392	296
Cash and Cash Equivalents at End of Period	$10,037	$6,731

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments and Corporate
(UNAUDITED)
(In millions)

Three Months Ended

	Net Operating Revenues[1]			Operating Income (Loss)			Income (Loss) Before Income Taxes
	June 26, 2020	June 28, 2019	% Fav. / (Unfav.)	June 26, 2020	June 28, 2019	% Fav. / (Unfav.)	June 26, 2020	June 28, 2019	% Fav. / (Unfav.)
Europe, Middle East & Africa	$1,210	$1,930	(37)	$715	$1,038	(31)	$736	$1,062	(31)
Latin America	755	1,003	(25)	504	588	(14)	444	540	(18)
North America	2,648	3,162	(16)	489	711	(31)	483	729	(34)
Asia Pacific	1,183	1,540	(23)	652	731	(11)	661	738	(10)
Global Ventures	295	635	(53)	(102)	73	—	(103)	75	—
Bottling Investments	1,263	2,026	(38)	12	119	(89)	166	393	(58)
Corporate	(12)	23	—	(289)	(272)	(6)	(190)	(488)	61
Eliminations	(192)	(322)	40	—	—	—	—	—	—
Consolidated	$7,150	$9,997	(28)	$1,981	$2,988	(34)	$2,197	$3,049	(28)
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 During the three months ended June 26, 2020, intersegment revenues were $75 million for Europe, Middle East & Africa, $1 million for North America, $115 million for Asia Pacific and $1 million for Bottling Investments. During the three months ended June 28, 2019, intersegment revenues were $126 million for Europe, Middle East & Africa, $4 million for North America, $190 million for Asia Pacific and $2 million for Bottling Investments.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments and Corporate
(UNAUDITED)
(In millions)

Six Months Ended

	Net Operating Revenues[1]			Operating Income (Loss)			Income (Loss) Before Income Taxes
	June 26, 2020	June 28, 2019	% Fav. / (Unfav.)	June 26, 2020	June 28, 2019	% Fav. / (Unfav.)	June 26, 2020	June 28, 2019	% Fav. / (Unfav.)
Europe, Middle East & Africa	$2,935	$3,702	(21)	$1,675	$2,016	(17)	$1,707	$2,050	(17)
Latin America	1,685	1,899	(11)	1,043	1,084	(4)	979	1,031	(5)
North America	5,498	5,845	(6)	876	1,297	(32)	885	1,266	(30)
Asia Pacific	2,311	2,727	(15)	1,163	1,273	(9)	1,174	1,288	(9)
Global Ventures	868	1,220	(29)	(83)	139	—	(85)	143	—
Bottling Investments	2,921	3,836	(24)	75	219	(66)	364	293	24
Corporate	19	55	(66)	(388)	(605)	36	183	(797)	—
Eliminations	(486)	(593)	18	—	—	—	—	—	—
Consolidated	$15,751	$18,691	(16)	$4,361	$5,423	(20)	$5,207	$5,274	(1)
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 During the six months ended June 26, 2020, intersegment revenues were $227 million for Europe, Middle East & Africa, $2 million for North America, $254 million for Asia Pacific and $3 million for Bottling Investments. During the six months ended June 28, 2019, intersegment revenues were $264 million for Europe, Middle East & Africa, $6 million for North America, $317 million for Asia Pacific, $2 million for Global Ventures and $4 million for Bottling Investments.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
The company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP" or referred to herein as "reported"). To supplement our consolidated financial statements reported on a GAAP basis, we provide the following non-GAAP financial measures: "comparable net revenues", "comparable currency neutral net revenues", "organic revenues", "comparable operating margin", "underlying operating margin", "comparable operating income", "comparable currency neutral operating income", "comparable EPS", "comparable currency neutral EPS", "underlying effective tax rate" and "free cash flow", each of which are defined below. Management believes these non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. Further, management believes these non-GAAP financial measures also enhance investors' ability to compare period-to-period financial results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. Our non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of each of these non-GAAP financial measures to GAAP information are also included below. Management uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the company's performance. Disclosing these non-GAAP financial measures allows investors and management to view our operating results excluding the impact of items that are not reflective of the underlying operating performance.
DEFINITIONS
•"Currency neutral operating results" are determined by dividing or multiplying, as appropriate, our current period actual U.S. dollar operating results, by the current period actual exchange rates (that include the impact of current period currency hedging activities), to derive our current period local currency operating results. We then multiply or divide, as appropriate, the derived current period local currency operating results by the foreign currency exchange rates (that also include the impact of the comparable prior period currency hedging activities) used to translate the company's financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the foreign currency exchange rates had not changed from the comparable prior year period.
•"Structural changes" generally refer to acquisitions and divestitures of bottling operations including the impact of intercompany transactions among our operating segments. In 2019, the company acquired controlling interests in bottling operations in Zambia, Eswatini and Kenya. The impact of these acquisitions has been included as a structural change in our analysis of net operating revenues on a consolidated basis as well as for the Europe, Middle East and Africa and Bottling Investments operating segments. In 2019, the company refranchised certain of its bottling operations in India. The impact of this refranchising activity has been included as a structural change in our analysis of net operating revenues on a consolidated basis as well as for the Asia Pacific and Bottling Investments operating segments.
•"Comparable net revenues" is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). "Comparable currency neutral net revenues" is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below) as well as the impact of changes in foreign currency exchange rates. Management believes the comparable net revenues (non-GAAP) growth measure and the comparable currency neutral net revenues (non-GAAP) growth measure provide investors with useful supplemental information to enhance their understanding of the company's revenue performance and trends by improving their ability to compare our period-to-period results. "Organic revenues" is a non-GAAP financial measure that excludes or has otherwise been adjusted for the impact of acquisitions, divestitures and structural changes, as applicable, and the impact of changes in foreign currency exchange rates. Management believes the organic revenue (non-GAAP) growth measure provides users with useful supplemental information regarding the company's ongoing revenue performance and trends by presenting revenue growth excluding the impact of foreign exchange as well as the impact of acquisitions, divestitures and structural changes. The adjustments related to acquisitions, divestitures and structural changes for the three and six months ended June 26, 2020 and June 28, 2019 consisted of the structural changes discussed above. Additionally, in 2020, the company acquired the remaining equity ownership interest in fairlife, LLC ("fairlife"). The impact on revenues for fairlife products not previously sold by the company has been included in acquisitions and divestitures in our analysis of net operating revenues on a consolidated basis as well as

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
for the North America operating segment. In 2019, the company acquired the remaining equity ownership interest in C.H.I. Limited ("CHI"). The impact of this acquisition has been included in acquisitions and divestitures in our analysis of net operating revenues on a consolidated basis as well as for the Europe, Middle East and Africa operating segment for the six months ended June 26, 2020.
•"Comparable operating income" is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). "Comparable currency neutral operating income" is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below) and the impact of changes in foreign currency exchange rates. "Comparable operating margin" is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). "Underlying operating margin" is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below), the impact of changes in foreign currency exchange rates, and the impact of acquisitions, divestitures and structural changes, as applicable. Management uses these non-GAAP financial measures to evaluate the company's performance and make resource allocation decisions. Further, management believes the comparable operating income (non-GAAP) growth measure, comparable currency neutral operating income (non-GAAP) growth measure, comparable operating margin (non-GAAP) measure and underlying operating margin (non-GAAP) measure enhance its ability to communicate the underlying operating results and provide investors with useful supplemental information to enhance their understanding of the company's underlying business performance and trends by improving their ability to compare our period-to-period financial results.
•"Comparable EPS" and "comparable currency neutral EPS" are non-GAAP financial measures that exclude or have otherwise been adjusted for items impacting comparability (discussed further below). Comparable currency neutral EPS (non-GAAP) has also been adjusted for the impact of changes in foreign currency exchange rates. Management uses these non-GAAP financial measures to evaluate the company's performance and make resource allocation decisions. Further, management believes the comparable EPS (non-GAAP) and comparable currency neutral EPS (non-GAAP) growth measures enhance its ability to communicate the underlying operating results and provide investors with useful supplemental information to enhance their understanding of the company's underlying business performance and trends by improving their ability to compare our period-to-period financial results.
•"Underlying effective tax rate" is a non-GAAP financial measure that represents the estimated annual effective income tax rate on income before income taxes, which excludes or has otherwise been adjusted for items impacting comparability (discussed further below).
•"Free cash flow" is a non-GAAP financial measure that represents net cash provided by operating activities less purchases of property, plant and equipment. Management uses this non-GAAP financial measure to evaluate the company's performance and make resource allocation decisions.
ITEMS IMPACTING COMPARABILITY
The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as "items impacting comparability" based on how management views our business; makes financial, operating, compensation and planning decisions; and evaluates the company's ongoing performance. Items such as charges, gains and accounting changes which are viewed by management as impacting only the current period or the comparable period, but not both, or as pertaining to different and unrelated underlying activities or events across comparable periods, are generally considered "items impacting comparability." Items impacting comparability include, but are not limited to, asset impairments, charges related to our productivity and reinvestment initiatives, and transaction gains/losses, in each case when exceeding a U.S. dollar threshold. Also included are our proportionate share of similar items incurred by our equity method investees, timing differences related to our economic (non-designated) hedging activities, and timing differences related to unrealized mark-to-market adjustments of equity securities and trading debt securities, regardless of size. In addition, we provide the impact that changes in foreign currency exchange rates had on our financial results ("currency neutral operating results" defined above).

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
Asset Impairments
During the three and six months ended June 26, 2020, the company recorded impairment charges of $8 million and $160 million, respectively, related to discontinuing our Odwalla juice business and recorded an impairment charge of $55 million related to a trademark in North America, which was primarily driven by the impact of the COVID-19 pandemic, revised projections of future operating results and a change in brand focus in the company's portfolio. The company also recorded an other-than-temporary impairment charge of $38 million related to one of our equity method investees in Latin America. This impairment charge was primarily driven by the impact of the COVID-19 pandemic and management’s view of the timing and extent of recovery. The company also recorded a charge of $13 million for the impairment of goodwill in our bottling operations in the Middle East, which was primarily driven by a recent change in sugar tax laws, and recorded impairment charges totaling $10 million related to several trademarks in Latin America, which were primarily driven by the impact of the COVID-19 pandemic and management’s view of the timing and extent of recovery.
During the six months ended June 26, 2020, the company recorded an impairment charge of $26 million associated with an investment in an equity security without a readily determinable fair value, which was primarily driven by revised projections of future operating results.
During the three and six months ended June 28, 2019, the company recorded an other-than-temporary impairment charge of $49 million related to one of our equity method investees in Latin America. During the six months ended June 28, 2019, the company recorded an other-than-temporary impairment charge of $286 million related to Coca-Cola Bottlers Japan Holdings Inc. ("CCBJHI"), an equity method investee. Based on the length of time and the extent to which the market value of our investment in CCBJHI was less than our carrying value and the financial condition and near-term prospects of the issuer, management determined that the decline in fair value was other than temporary in nature. During the six months ended June 28, 2019, the company also recorded an other-than-temporary impairment charge of $57 million related to one of our equity method investees in North America. This impairment charge was primarily driven by revised projections of future operating results.
Productivity and Reinvestment
During the three and six months ended June 26, 2020, the company recorded charges of $22 million and $61 million, respectively. During the three and six months ended June 28, 2019, the company recorded charges of $55 million and $123 million, respectively. These charges were related to our productivity and reinvestment initiatives. The costs incurred in 2019 were related to initiatives focused on four key areas: restructuring the company's global supply chain; implementing zero-based work, an evolution of zero-based budget principles across the organization; streamlining and simplifying the company's operating model; and further driving increased discipline and efficiency in direct marketing investments. Under this operating model, our business units will be supported by an expanded enabling services organization and a corporate center focused on a few strategic initiatives, policy and governance. The expanded enabling services organization will focus on both simplifying and standardizing key transactional processes and providing support to business units through global centers of excellence. The savings realized from the program will enable the company to fund marketing initiatives and innovation required to deliver sustainable net revenue growth. The savings will also support margin expansion and increased returns on invested capital over time. The costs incurred in 2020 were primarily related to certain remaining initiatives designed to further simplify and standardize our enabling services organization.
Equity Investees
During the three and six months ended June 26, 2020, the company recorded net charges of $63 million and $101 million, respectively. During the three and six months ended June 28, 2019, the company recorded net charges of $26 million and $68 million, respectively. These amounts represent the company’s proportionate share of significant operating and nonoperating items recorded by certain of our equity method investees.
Transaction Gains/Losses
During the three and six months ended June 26, 2020, the company recorded charges of $18 million and $29 million, respectively, related to the remeasurement of our contingent consideration liability to fair value in conjunction with the

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
fairlife acquisition. The company also recognized a $2 million gain related to the 2017 refranchising of our China bottling operations, resulting from post-closing adjustments as contemplated by the related agreements.
During the six months ended June 26, 2020, the company recognized a gain of $902 million in conjunction with our acquisition of the remaining equity ownership interest in fairlife, which resulted from the remeasurement of our previously held equity interest in fairlife to fair value. The company also recognized a gain of $23 million related to the sale of a portion of our ownership interest in certain unconsolidated bottling operations.
During the three and six months ended June 28, 2019, the company recorded an adjustment to reduce the carrying amount of Coca-Cola Beverages Africa Proprietary Limited's ("CCBA") fixed assets and definite-lived intangible assets by $160 million as a result of the company's change in plans for CCBA as it now intends to maintain its controlling stake in CCBA for the foreseeable future.
During the three and six months ended June 28, 2019, the company recorded charges of $29 million and $40 million, respectively, primarily related to costs incurred to refranchise certain of our North America bottling operations. These costs include, among other items, internal and external costs for individuals directly working on the refranchising efforts, severance, special termination benefits, and costs associated with the implementation of information technology systems to facilitate consistent data standards and availability throughout our bottling systems. During the six months ended June 28, 2019, the company recorded a charge of $4 million, primarily related to payments made to certain of our unconsolidated bottling partners in North America in order to convert their bottling agreements to a comprehensive beverage agreement with additional requirements. The company also recorded a net charge of $4 million related to the refranchising of certain bottling territories in North America, primarily resulting from post-closing adjustments as contemplated by the related agreements.
During the three and six months ended June 28, 2019, the company also recorded charges of $8 million for noncapitalizable transaction costs associated with pending and closed transactions.
During the six months ended June 28, 2019, the company recognized a loss of $121 million in conjunction with our acquisition of the remaining equity ownership interest in CHI, which included the remeasurement of our previously held equity interest in CHI to fair value and the reversal of the related cumulative translation adjustments. The company also incurred transaction costs of $46 million associated with the purchase of Costa Limited and recorded a gain of $39 million related to the sale of a portion of our equity ownership interest in Embotelladora Andina S.A.
CCBA Unrecognized Depreciation and Amortization
While the company had discussions about a sale of a controlling interest in CCBA with a number of potential partners throughout the period that CCBA was held for sale, during the second quarter of 2019 the company updated its plans for CCBA and now intends to maintain a controlling interest in CCBA for the foreseeable future. As a result, CCBA no longer qualified as held for sale. The amounts in this line item represent the depreciation and amortization that the company would have recorded had CCBA not been classified as held for sale.
Other Items
Economic (Non-Designated) Hedges
The company uses derivatives as economic hedges primarily to mitigate the foreign exchange risk for certain currencies and the price risk associated with the purchase of materials used in the manufacturing process as well as the purchase of vehicle fuel. Although these derivatives were not designated and/or did not qualify for hedge accounting, they are effective economic hedges. The changes in fair values of these economic hedges are immediately recognized into earnings.
The company excludes the net impact of mark-to-market adjustments for outstanding hedges and realized gains/losses for settled hedges from our non-GAAP financial information until the period in which the underlying exposure being hedged impacts our condensed consolidated statement of income. Management believes this adjustment provides meaningful information related to the impact of our economic hedging activities. During the three and six months ended June 26, 2020, the net impact of the company's adjustment related to our economic hedging activities resulted in a decrease of $19 million and an increase of $32 million, respectively, to our non-GAAP income before income taxes.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
During the three and six months ended June 28, 2019, the net impact of the company's adjustment related to our economic hedging activities resulted in an increase of $9 million and a decrease of $10 million, respectively, to our non-GAAP income before income taxes.
Unrealized Gains and Losses on Equity and Trading Debt Securities
The company excludes the net impact of unrealized gains and losses resulting from mark-to-market adjustments on our equity and trading debt securities from our non-GAAP financial information until the period in which the underlying securities are sold and the associated gains or losses are realized. Management believes this adjustment provides meaningful information related to the impact of our investments in equity and trading debt securities. During the three and six months ended June 26, 2020, the net impact of the company's adjustment related to unrealized gains and losses on our equity and trading debt securities resulted in a decrease of $253 million and an increase of $118 million, respectively, to our non-GAAP income before income taxes.
During the three and six months ended June 28, 2019, the net impact of the company's adjustment related to unrealized gains and losses on our equity and trading debt securities resulted in an increase of $23 million and a decrease of $138 million, respectively, to our non-GAAP income before income taxes.
Other
During the three and six months ended June 26, 2020, the company recorded charges of $44 million related to restructuring our water manufacturing operations in the United States and charges of $39 million related to discontinuing our Odwalla juice business.
During the six months ended June 28, 2019, the company recorded a charge of $2 million related to tax litigation expense.
Certain Tax Matters
During the three and six months ended June 26, 2020, the company recorded $1 million and $57 million, respectively, of excess tax benefits associated with the company's stock-based compensation arrangements. During the three and six months ended June 26, 2020, the company also recorded $10 million and $58 million, respectively, of net tax benefits for changes to our uncertain tax positions, including interest and penalties, as well as for agreed-upon tax matters. During the six months ended June 26, 2020, the company recorded $38 million of net tax benefits related to changes in tax laws in certain foreign jurisdictions.
During the three and six months ended June 28, 2019, the company recorded $108 million and $135 million, respectively, related to excess tax benefits associated with the company's stock-based compensation arrangements and the reversal of a U.S. state valuation allowance. During the three and six months ended June 28, 2019, the excess tax benefits were partially offset by net tax charges of $98 million and $103 million, respectively, for changes to our uncertain tax positions, including interest and penalties, as well as for agreed-upon tax matters.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended June 26, 2020
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$7,150	$3,013	$4,137	57.9%	$1,983	$173	$1,981	27.7%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	(86)	86
Productivity and Reinvestment	—	—	—		—	(22)	22
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(18)	18
CCBA Unrecognized Depreciation and Amortization	—	—	—		—	—	—
Other Items	25	25	—		—	(47)	47
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$7,175	$3,038	$4,137	57.7%	$1,983	$—	$2,154	30.0%

	Three Months Ended June 28, 2019
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$9,997	$3,921	$6,076	60.8%	$2,996	$92	$2,988	29.9%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	—	—
Productivity and Reinvestment	—	—	—		—	(55)	55
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(37)	37
CCBA Unrecognized Depreciation and Amortization	—	16	(16)		44	—	(60)
Other Items	—	(10)	10		—	—	10
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$9,997	$3,927	$6,070	60.7%	$3,040	$—	$3,030	30.3%

	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	(28)	(23)	(32)		(34)	87	(34)
% Currency Impact	(3)	(2)	(4)		(2)	—	(5)
% Change — Currency Neutral (Non-GAAP)	(26)	(21)	(28)		(32)	—	(29)

% Change — Comparable (Non-GAAP)	(28)	(23)	(32)		(35)	—	(29)
% Comparable Currency Impact (Non-GAAP)	(3)	(2)	(3)		(2)	—	(4)
% Change — Comparable Currency Neutral (Non-GAAP)	(26)	(21)	(29)		(33)	—	(25)
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended June 26, 2020
	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[2]	Diluted net income per share
Reported (GAAP)	$176	$214	$2,197	$438	19.9%	$1,779	$0.41
Items Impacting Comparability:
Asset Impairments	—	38	124	18		106	0.02
Productivity and Reinvestment	—	—	22	5		17	—
Equity Investees	63	—	63	2		61	0.01
Transaction Gains/Losses	—	(2)	16	4		12	—
CCBA Unrecognized Depreciation and Amortization	—	—	—	—		—	—
Other Items	—	(236)	(189)	(42)		(147)	(0.03)
Certain Tax Matters	—	—	—	11		(11)	—
Comparable (Non-GAAP)	$239	$14	$2,233	$436	19.5%	$1,817	$0.42

	Three Months Ended June 28, 2019
	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[2]	Diluted net income per share
Reported (GAAP)	$329	$(174)	$3,049	$421	13.8%	$2,607	$0.61
Items Impacting Comparability:
Asset Impairments	—	49	49	—		49	0.01
Productivity and Reinvestment	—	—	55	13		42	0.01
Equity Investees	26	—	26	1		25	0.01
Transaction Gains/Losses	—	160	197	206		6	—
CCBA Unrecognized Depreciation and Amortization	—	—	(60)	(17)		(27)	(0.01)
Other Items	—	22	32	9		23	0.01
Certain Tax Matters	—	—	—	10		(10)	—
Comparable (Non-GAAP)	$355	$57	$3,348	$643	19.2%	$2,715	$0.63

	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]		Net income[2]	Diluted net income per share
% Change — Reported (GAAP)	(46)	—	(28)	4		(32)	(32)
% Change — Comparable (Non-GAAP)	(33)	(75)	(33)	(32)		(33)	(33)
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 The income tax adjustments are the calculated income tax benefits (charges) at the applicable tax rate for each of the items impacting comparability with the exception of certain tax matters previously discussed.
2 Represents net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Six Months Ended June 26, 2020
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$15,751	$6,384	$9,367	59.5%	$4,631	$375	$4,361	27.7%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	(238)	238
Productivity and Reinvestment	—	—	—		—	(61)	61
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(29)	29
CCBA Unrecognized Depreciation and Amortization	—	—	—		—	—	—
Other Items	(3)	(55)	52		—	(47)	99
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$15,748	$6,329	$9,419	59.8%	$4,631	$—	$4,788	30.4%

	Six Months Ended June 28, 2019
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$18,691	$7,286	$11,405	61.0%	$5,763	$219	$5,423	29.0%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	—	—
Productivity and Reinvestment	—	—	—		—	(123)	123
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(94)	94
CCBA Unrecognized Depreciation and Amortization	—	39	(39)		109	—	(148)
Other Items	4	12	(8)		—	(2)	(6)
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$18,695	$7,337	$11,358	60.8%	$5,872	$—	$5,486	29.3%

	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	(16)	(12)	(18)		(20)	71	(20)
% Currency Impact	(2)	(1)	(3)		(2)	—	(4)
% Change — Currency Neutral (Non-GAAP)	(13)	(11)	(15)		(18)	—	(16)

% Change — Comparable (Non-GAAP)	(16)	(14)	(17)		(21)	—	(13)
% Comparable Currency Impact (Non-GAAP)	(2)	(1)	(3)		(2)	—	(4)
% Change — Comparable Currency Neutral (Non-GAAP)	(13)	(12)	(14)		(19)	—	(8)
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Six Months Ended June 26, 2020
	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[2]	Diluted net income per share
Reported (GAAP)	$343	$758	$5,207	$653	12.5%	$4,554	$1.05
Items Impacting Comparability:
Asset Impairments	—	64	302	61		241	0.06
Productivity and Reinvestment	—	—	61	14		47	0.01
Equity Investees	101	—	101	3		98	0.02
Transaction Gains/Losses	—	(927)	(898)	39		(937)	(0.22)
CCBA Unrecognized Depreciation and Amortization	—	—	—	—		—	—
Other Items	—	134	233	53		180	0.04
Certain Tax Matters	—	—	—	153		(153)	(0.04)
Comparable (Non-GAAP)	$444	$29	$5,006	$976	19.5%	$4,030	$0.93

	Six Months Ended June 28, 2019
	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[2]	Diluted net income per share
Reported (GAAP)	$462	$(405)	$5,274	$943	17.9%	$4,285	$1.00
Items Impacting Comparability:
Asset Impairments	—	392	392	36		356	0.08
Productivity and Reinvestment	—	—	123	29		94	0.02
Equity Investees	68	—	68	2		66	0.02
Transaction Gains/Losses	—	250	344	183		176	0.04
CCBA Unrecognized Depreciation and Amortization	—	—	(148)	(42)		(67)	(0.02)
Other Items	—	(140)	(146)	(31)		(115)	(0.03)
Certain Tax Matters	—	—	—	32		(32)	(0.01)
Comparable (Non-GAAP)	$530	$97	$5,907	$1,152	19.5%	$4,763	$1.11

	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]		Net income[2]	Diluted net income per share
% Change — Reported (GAAP)	(26)	—	(1)	(31)		6	6
% Change — Comparable (Non-GAAP)	(16)	(70)	(15)	(15)		(15)	(16)
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 The income tax adjustments are the calculated income tax benefits (charges) at the applicable tax rate for each of the items impacting comparability with the exception of certain tax matters previously discussed.
2 Represents net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

Diluted Net Income Per Share:
Three Months Ended June 26, 2020
% Change — Reported (GAAP)	(32)
% Currency Impact	(6)
% Change — Currency Neutral (Non-GAAP)	(26)

% Impact of Items Impacting Comparability (Non-GAAP)	1
% Change — Comparable (Non-GAAP)	(33)
% Comparable Currency Impact (Non-GAAP)	(5)
% Change — Comparable Currency Neutral (Non-GAAP)	(28)

Six Months Ended June 26, 2020
% Change — Reported (GAAP)	6
% Currency Impact	(4)
% Change — Currency Neutral (Non-GAAP)	10

% Impact of Items Impacting Comparability (Non-GAAP)	22
% Change — Comparable (Non-GAAP)	(16)
% Comparable Currency Impact (Non-GAAP)	(4)
% Change — Comparable Currency Neutral (Non-GAAP)	(12)

Note: Certain columns may not add due to rounding.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Net Operating Revenues by Operating Segment and Corporate:

	Three Months Ended June 26, 2020
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$1,210	$755	$2,648	$1,183	$295	$1,263	$(12)	$(192)	$7,150
Items Impacting Comparability:
Other Items	—	—	4	—	—	—	21	—	25
Comparable (Non-GAAP)	$1,210	$755	$2,652	$1,183	$295	$1,263	$9	$(192)	$7,175

	Three Months Ended June 28, 2019
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$1,930	$1,003	$3,162	$1,540	$635	$2,026	$23	$(322)	$9,997
Items Impacting Comparability:
Other Items	—	—	—	—	—	—	—	—	—
Comparable (Non-GAAP)	$1,930	$1,003	$3,162	$1,540	$635	$2,026	$23	$(322)	$9,997

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
% Change — Reported (GAAP)	(37)	(25)	(16)	(23)	(53)	(38)	—	40	(28)
% Currency Impact	(3)	(11)	0	(1)	(2)	(5)	—	—	(3)
% Change — Currency Neutral (Non-GAAP)	(35)	(13)	(16)	(22)	(52)	(33)	—	—	(26)
% Acquisitions, Divestitures and Structural Changes	0	0	1	0	0	(3)	—	—	0
% Change — Organic Revenues (Non-GAAP)	(35)	(13)	(18)	(22)	(52)	(30)	—	—	(26)

% Change — Comparable (Non-GAAP)	(37)	(25)	(16)	(23)	(53)	(38)	(62)	—	(28)
% Comparable Currency Impact (Non-GAAP)	(3)	(11)	0	(1)	(2)	(5)	2	—	(3)
% Change — Comparable Currency Neutral (Non-GAAP)	(35)	(13)	(16)	(22)	(52)	(33)	(63)	—	(26)
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Net Operating Revenues by Operating Segment and Corporate:

	Six Months Ended June 26, 2020
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$2,935	$1,685	$5,498	$2,311	$868	$2,921	$19	$(486)	$15,751
Items Impacting Comparability:
Other Items	—	—	4	—	—	—	(7)	—	(3)
Comparable (Non-GAAP)	$2,935	$1,685	$5,502	$2,311	$868	$2,921	$12	$(486)	$15,748

	Six Months Ended June 28, 2019
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$3,702	$1,899	$5,845	$2,727	$1,220	$3,836	$55	$(593)	$18,691
Items Impacting Comparability:
Other Items	—	—	—	—	—	—	4	—	4
Comparable (Non-GAAP)	$3,702	$1,899	$5,845	$2,727	$1,220	$3,836	$59	$(593)	$18,695

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
% Change — Reported (GAAP)	(21)	(11)	(6)	(15)	(29)	(24)	(66)	18	(16)
% Currency Impact	(3)	(11)	0	(1)	(1)	(3)	0	—	(2)
% Change — Currency Neutral (Non-GAAP)	(18)	(1)	(6)	(14)	(28)	(21)	(66)	—	(13)
% Acquisitions, Divestitures and Structural Changes	1	0	2	1	0	(2)	0	—	0
% Change — Organic Revenues (Non-GAAP)	(19)	(1)	(8)	(15)	(28)	(19)	(66)	—	(14)

% Change — Comparable (Non-GAAP)	(21)	(11)	(6)	(15)	(29)	(24)	(80)	—	(16)
% Comparable Currency Impact (Non-GAAP)	(3)	(11)	0	(1)	(1)	(3)	(20)	—	(2)
% Change — Comparable Currency Neutral (Non-GAAP)	(18)	(1)	(6)	(14)	(28)	(21)	(61)	—	(13)
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Operating Income (Loss) by Operating Segment and Corporate:

	Three Months Ended June 26, 2020
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$715	$504	$489	$652	$(102)	$12	$(289)	$1,981
Items Impacting Comparability:
Asset Impairments	—	10	63	—	—	13	—	86
Productivity and Reinvestment	—	—	—	—	—	—	22	22
Transaction Gains/Losses	—	—	—	—	—	—	18	18
CCBA Unrecognized Depreciation and Amortization	—	—	—	—	—	—	—	—
Other Items	—	—	32	—	1	(5)	19	47
Comparable (Non-GAAP)	$715	$514	$584	$652	$(101)	$20	$(230)	$2,154

	Three Months Ended June 28, 2019
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$1,038	$588	$711	$731	$73	$119	$(272)	$2,988
Items Impacting Comparability:
Asset Impairments	—	—	—	—	—	—	—	—
Productivity and Reinvestment	—	—	13	—	—	1	41	55
Transaction Gains/Losses	—	—	—	—	—	29	8	37
CCBA Unrecognized Depreciation and Amortization	—	—	—	—	—	(60)	—	(60)
Other Items	—	—	10	—	—	1	(1)	10
Comparable (Non-GAAP)	$1,038	$588	$734	$731	$73	$90	$(224)	$3,030

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	(31)	(14)	(31)	(11)	—	(89)	(6)	(34)
% Currency Impact	(4)	(18)	0	(2)	—	16	(6)	(5)
% Change — Currency Neutral (Non-GAAP)	(27)	4	(31)	(9)	—	(105)	0	(29)

% Impact of Items Impacting Comparability (Non-GAAP)	0	(2)	(11)	0	—	(12)	(4)	(5)
% Change — Comparable (Non-GAAP)	(31)	(13)	(21)	(11)	—	(77)	(2)	(29)
% Comparable Currency Impact (Non-GAAP)	(4)	(18)	0	(2)	—	21	2	(4)
% Change — Comparable Currency Neutral (Non-GAAP)	(27)	6	(21)	(9)	—	(98)	(5)	(25)
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Operating Income (Loss) by Operating Segment and Corporate:

	Six Months Ended June 26, 2020
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$1,675	$1,043	$876	$1,163	$(83)	$75	$(388)	$4,361
Items Impacting Comparability:
Asset Impairments	—	10	215	—	—	13	—	238
Productivity and Reinvestment	—	—	—	—	—	—	61	61
Transaction Gains/Losses	—	—	—	—	—	—	29	29
CCBA Unrecognized Depreciation and Amortization	—	—	—	—	—	—	—	—
Other Items	—	—	100	—	1	9	(11)	99
Comparable (Non-GAAP)	$1,675	$1,053	$1,191	$1,163	$(82)	$97	$(309)	$4,788

	Six Months Ended June 28, 2019
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$2,016	$1,084	$1,297	$1,273	$139	$219	$(605)	$5,423
Items Impacting Comparability:
Asset Impairments	—	—	—	—	—	—	—	—
Productivity and Reinvestment	1	—	30	—	—	3	89	123
Transaction Gains/Losses	—	—	—	—	—	40	54	94
CCBA Unrecognized Depreciation and Amortization	—	—	—	—	—	(148)	—	(148)
Other Items	—	—	(11)	—	—	(3)	8	(6)
Comparable (Non-GAAP)	$2,017	$1,084	$1,316	$1,273	$139	$111	$(454)	$5,486

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	(17)	(4)	(32)	(9)	—	(66)	36	(20)
% Currency Impact	(4)	(16)	0	(1)	—	13	0	(4)
% Change — Currency Neutral (Non-GAAP)	(13)	12	(32)	(7)	—	(79)	36	(16)

% Impact of Items Impacting Comparability (Non-GAAP)	0	(1)	(23)	0	—	(53)	4	(7)
% Change — Comparable (Non-GAAP)	(17)	(3)	(10)	(9)	—	(13)	32	(13)
% Comparable Currency Impact (Non-GAAP)	(4)	(16)	0	(1)	—	26	(3)	(4)
% Change — Comparable Currency Neutral (Non-GAAP)	(13)	13	(10)	(7)	—	(39)	35	(8)
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Operating Margin:
	Three Months Ended June 26, 2020	Three Months Ended June 28, 2019	Basis Point Growth (Decline)
Reported Operating Margin (GAAP)	27.71%	29.89%	(218)
Items Impacting Comparability (Non-GAAP)	(2.30)%	(0.43)%
Comparable Operating Margin (Non-GAAP)	30.01%	30.32%	(31)
Comparable Currency Impact (Non-GAAP)	(0.70)%	0.00%
Comparable Currency Neutral Operating Margin (Non-GAAP)	30.71%	30.32%	39
Impact of Acquisitions and Structural Changes on Comparable Currency Neutral Operating Margin (Non-GAAP)	(0.13)%	(0.13)%
Underlying Operating Margin (Non-GAAP)	30.84%	30.45%	39

	Six Months Ended June 26, 2020	Six Months Ended June 28, 2019	Basis Point Growth (Decline)
Reported Operating Margin (GAAP)	27.69%	29.01%	(132)
Items Impacting Comparability (Non-GAAP)	(2.71)%	(0.34)%
Comparable Operating Margin (Non-GAAP)	30.40%	29.35%	105
Comparable Currency Impact (Non-GAAP)	(0.62)%	0.00%
Comparable Currency Neutral Operating Margin (Non-GAAP)	31.02%	29.35%	167
Impact of Acquisitions and Structural Changes on Comparable Currency Neutral Operating Margin (Non-GAAP)	(0.23)%	(0.23)%
Underlying Operating Margin (Non-GAAP)	31.25%	29.58%	167

Free Cash Flow:
	Six Months Ended June 26, 2020	Six Months Ended June 28, 2019	% Change
Net Cash Provided by Operating Activities (GAAP)	$2,786	$4,501	(38)
Purchases of Property, Plant and Equipment (GAAP)	(536)	(767)	(30)
Free Cash Flow (Non-GAAP)	$2,250	$3,734	(40)
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.

About The Coca-Cola Company
The Coca-Cola Company (NYSE: KO) is a total beverage company, offering over 500 brands in more than 200 countries and territories. In addition to the company’s Coca-Cola brand, our portfolio includes AdeS, Ayataka, Costa, Dasani, Del Valle, Fanta, Georgia, Gold Peak, Honest, innocent, Minute Maid, Powerade, Simply, smartwater, Sprite, vitaminwater and ZICO. We’re constantly transforming our portfolio, from reducing sugar in our drinks to bringing innovative new products to market. We’re also working to reduce our environmental impact by replenishing water and promoting recycling. With our bottling partners, we employ more than 700,000 people, helping bring economic opportunity to local communities worldwide. Learn more at www.coca-colacompany.com and follow us on Twitter, Instagram, Facebook and LinkedIn.
Forward-Looking Statements
This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause The Coca-Cola Company’s actual results to differ materially from its historical experience and our present expectations or projections. These risks include, but are not limited to, the negative impacts of the novel coronavirus (COVID-19) pandemic on our business; obesity and other health-related concerns; evolving consumer product and shopping preferences; increased competition; water scarcity and poor quality; increased demand for food products and decreased agricultural productivity; product safety and quality concerns; perceived negative health consequences of certain ingredients, such as non-nutritive sweeteners and biotechnology-derived substances, and of other substances present in our beverage products or packaging materials; an inability to be successful in our innovation activities; an inability to protect our information systems against service interruption, misappropriation of data or breaches of security; failure to comply with personal data protection and privacy laws; failure to digitize the Coca-Cola system; changes in the retail landscape or the loss of key retail or foodservice customers; an inability to expand operations in emerging and developing markets; fluctuations in foreign currency exchange rates; interest rate increases; an inability to maintain good relationships with our bottling partners; a deterioration in our bottling partners’ financial condition; increases in income tax rates, changes in income tax laws or unfavorable resolution of tax matters; increased or new indirect taxes in the United States and throughout the world; an inability to successfully manage the possible negative consequences of our productivity initiatives; an inability to attract or retain a highly skilled and diverse workforce; increased cost, disruption of supply or shortage of energy or fuel; increased cost, disruption of supply or shortage of ingredients, other raw materials, packaging materials, aluminum cans and other containers; increasing concerns about the environmental impact of plastic bottles and other plastic packaging materials; changes in laws and regulations relating to beverage containers and packaging; significant additional labeling or warning requirements or limitations on the marketing or sale of our products; unfavorable general economic conditions in the United States; unfavorable economic and political conditions in international markets; litigation or legal proceedings; conducting business in markets with high-risk legal compliance environments; failure by our third-party service providers and business partners to satisfactorily fulfill their commitments and responsibilities; failure to adequately protect, or disputes relating to, trademarks, formulae and other intellectual property rights; adverse weather conditions; climate change and legal or regulatory responses thereto; damage to our brand image, corporate reputation and social license to operate from negative publicity, whether or not warranted, concerning product safety or quality, workplace and human rights, obesity or other issues; changes in, or failure to comply with, the laws and regulations applicable to our products or our business operations; changes in accounting standards; an inability to achieve our overall long-term growth objectives; deterioration of global credit market conditions; default by or failure of one or more of our counterparty financial institutions; an inability to renew collective bargaining agreements on satisfactory terms, or we or our bottling partners experience strikes, work stoppages or labor unrest; future impairment charges; multi-employer pension plan withdrawal liabilities in the future; an inability to successfully integrate and manage our company-owned or -controlled bottling operations or other acquired businesses or brands; an inability to successfully manage our refranchising activities; failure to realize a significant portion of the anticipated benefits of our strategic relationship with Monster Beverage Corporation; global or regional catastrophic events; and other risks discussed in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2019 and our subsequently filed Quarterly Report on Form 10-Q, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only at the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements.